Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-192518

Banc of California, Inc.

March 30, 2015

Disclosures

Banc of California, Inc. (“BANC”) has filed a registration statement, file no. 333-192518, (including a prospectus) and a related preliminary prospectus supplement dated March 30, 2015 with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and the other documents BANC has filed with the SEC for more information about BANC and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling toll-free (866) 805-4128.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus, or any related prospectus supplement or prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of BANC’s financial condition, results of operations, asset and credit quality trends, profitability and projected earnings. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: our ability to integrate assets from BPNA; risks that BANC’s mergers and acquisition activities might not be realized to the extent anticipated; risks that funds obtained will not be utilized effectively or efficiently; worsening economic conditions and financial markets; the credit risks of lending; the quality and composition of our securities portfolio; changes in general economic conditions; interest rates; demands for loans and leases; results of regulatory examinations; regulatory or legislative changes; our ability to control costs and expenses; staffing fluctuations; errors in our estimates for fair value; security and networks breaches; our ability to attract and retain key members of management; costs and effects of litigation; increased competitive pressures; changes in consumer spending; adverse changes in the securities markets; natural disasters; availability of resources to address various changes; third party providers and their obligations to the bank; changes in accounting policies; war or terrorist activities; and other economic, competitive, governmental, regulatory, and technological factors. Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC. You should not place undue reliance on forward-looking statements, and we undertake no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

This presentation includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. BANC believes that these non-GAAP financial measures provide information to investors that is useful in understanding BANC’s financial condition and results of operations. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of the presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided.

1

Banc of California Investment Opportunity

Experienced Leadership Focused on Strategic Objectives

Strong Credit & Liquidity Profile

Diversified Financial Services Earnings Stream

Well Positioned in Strong Markets

Seasoned M&A Integrator

2

Company Overview

Largest bank by assets based in Orange County, CA NYSE: BANC

- Approx. 122,000 average daily volume(1)

NYSE: BOCA

- April 15, 2015 Callable

NYSE: BANC PRC

Franchise

40 branch locations focused on Southern California in Los Angeles, Orange and San Diego counties 65+ loan production offices throughout California and the West $6.0 billion in Assets

- $5.1 billion in Loans—$4.7 billion in Deposits

($4+ billion in Los Angeles MSA)

$5+ billion in loan originations in 2014

Branches Loan Offices

1: As of March 20, 2015; 90 day average daily volume.

Source: SNL Financial; Financial data as of December 31, 2014 unless noted.

3

Experienced Management Team

Steven Sugarman President & CEO

Led recap in 2010; responsible for building out the executive team

John Grosvenor General Counsel

Previously a partner at Manatt, Phelps & Phillips in corporate securities and financial services

Francisco Turner Managing Director

20 years experience both domestically and overseas in institutional banking, private equity, and investment banking

Ron Nicolas Chief Financial Officer

Over 30 years of senior financial executive leadership, with 20 years as a CFO

Cynthia Abercrombie Deputy Chief Risk Officer

40 year career in banking, focused on enterprise risk, governance and credit risk

Matthew March Chief Information Officer & Chief Administrative Officer

25 years of experience as an IT professional across multiple industries

Hugh Boyle

Chief Risk Officer and Chief Credit Officer

30 years of experience in the financial services industry

Jeffrey Seabold Chief Lending Officer

Founder of

CS Financial; extensive experience in mortgage banking and real estate finance

Thedora Nickel EVP Operations

25 years of banking experience leading large scale domestic and international operations

4

Building California’s Bank

Banc of California, Inc. has been successful in growing its asset base both organically as well as through opportunistic acquisitions since its recap in November 2010

Gateway Bancorp and Beach Business Bank, 2012

The Private Bank of California, CS Financial, and The Palisades Group, 2013 Renovation Ready and Popular Community Bank branches, 2014

Consistent and disciplined asset growth since 2010 averaging approximately $1 billion annually while maintaining strong credit culture

All acquisitions successfully integrated into single core banking platform

Total Assets

($ in millions)

$5,972

$4,538

$4,387

$4,031

$3,628

$3,718

$2,535

$2,051

$1,683

$1,670

$1,115

$1,083

$999

$929

$882

$835

$862

$863

$881

Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4

2010 2011 2012 2013 2014

A Top California Bank with Growing Market Share

BANC is the 8th largest public bank headquartered in California*

California is the second largest deposit market in the US, Banc of California’s markets include the strongest in the state

Los Angeles – Long Beach – Anaheim MSA

Largest MSA in California and the 4th largest MSA in US with over $404 billion in total deposits

Population of approx. 13.3 million with a projected growth of 4% through 2019

San Diego – Carlsbad MSA

4th Largest MSA in California with over $69 billion in total deposits

Banc of California is also a proven M&A integrator

Successfully integrated 7 transactions since 2011 including whole bank transactions, specialty finance companies, and a registered investment advisor

Top Public Independent Banks Headquartered in California by Assets

$50

billions) $40

$30

in ( $

$20 $10 $-

$48

$39

$29

$16

$12

$7

$7

$6 $6 $5 $5 $5

$4 $4

FRC SIVB EWBC PACW CATY CVBF BBCN BANC FMBL BOFI OPB WABC HAFC WIBC

*Excludes merger targets

Source: SNL Financial. Financial data as of most recent available.

2014 Fourth Quarter Highlights

Net Income

Loan and Deposit Balances

Net Interest Income

Noninterest Income

Capital

Net income of $10.2 million compared to $11.2 million in the prior quarter

Net income available to common shareholders of $9.3 million, or $0.25 per diluted share Return on average assets of 0.8% Return on average tangible common equity (ROATCE) of 11.2%

Total loan balances increased by $1.3 billion to $5.1 billion with greater than $225 million of organic growth during the fourth quarter Total deposits increased by $1.0 billion to $4.7 billion as a result of BPOP acquisition Noninterest-bearing deposit balances increased to $662 million and now represent 14% of total deposits

Net interest income increased by $8.1 million from the prior quarter as a result of approximately 7 weeks of benefit from BPOP balances

Net interest margin for the fourth quarter was 3.65%, compared with 3.58% from the prior quarter (3.72% for full year versus 3.67% for 2013)

Noninterest income for the fourth quarter was $40.9 million, compared to $44.1 million during the prior quarter Gain on sale of loans (excluding mortgage banking) of $3.9 million for the fourth quarter, decreased by $6.3 million compared to the prior quarter

Tier 1 Risk-Based Capital Ratio of 10.5% Tier 1 Leverage Ratio of 8.6%

Tangible Common Equity to Tangible Assets Ratio (TCE/TA) of 6.2%

Asset Quality

($ in millions unless otherwise noted)

4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014

Total Loans (HFI + HFS) $3.2 bln $3.4 bln $3.7 bln $3.8 bln $5.1 bln

NPLs / Loans (HFI) 1.29% 1.35% 1.60% 1.41% 0.97%

NPAs / Assets 0.87% 0.81% 0.96% 0.86% 0.65%

Net Charge Offs (recoveries) $0.7 $(0.2) $(0.3) $0.2 n/m

Provision for Loan Losses $1.8 $1.9 $2.1 $2.8 $4.2

ALLL $18.8 $20.0 $22.6 $25.3 $29.5

ALLL to Originated Loans 1.45% 1.43% 1.34% 1.33% 1.38%

Net Charge Offs (Recoveries)

ALLL / Originated Loans

$0.80 $0.60 $0.40 $0.20 $0.00

($0.20)

($0.40)

$0.70

$0.20

nm

($0.30)

($0.20)

4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014

1.45%

1.43%

4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014

1.34%

1.33%

1.38%

Diversified Loan and Deposit Portfolio

Loan Portfolio

(12/31/14 period end balances)

HFS 23%

Residential 23%

CRE 2 20%

Multifamily 19%

C&I 1 12%

Other 3%

Total Loans: $5.1B 4Q14 Loan Yield: 4.60%

Commercial loans represent a majority of loans

Loan portfolio diversified by BPOP acquisition through lower residential mortgage concentration, increased CRE and Multi-family balances

Deposit Portfolio

(12/31/14 period end balances)

CDs 19%

DDA / NOW 37%

Savings 21%

MMDA 23%

Total Deposits: $4.7B 4Q14 Cost of Deposits: 0.60%

BPOP acquisition increased deposit balances and lowered blended cost of deposits

Continued focus on reducing deposit costs (based on current interest rate environment)

1: C&I includes Commercial, SBA and Leasing.

2: CRE includes CRE and Construction.

Net Interest Income

Net Interest Income

($ in millions)

+39%

+21%

$26.9

$33.3

$35.2

$35.6

$38.2

$46.3

3Q 2013 4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014

Noninterest Income

Noninterest Income

($ in millions)

$34.5

$12.1

$2.8

$4.2

$15.0

$0.4

$25.3

$4.2

$2.6

$17.3

$1.1

$35.4

$4.4 $1.8 $3.0

$26.1

$44.1

$3.6 $3.3

$10.3

$26.9

$40.9

$5.2 $6.7 $3.9

$25.0

4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014

Mortgage Banking

Gain on Sale of Loans

Advisory Service Fees

All Other

Branch Sale

Noninterest Expenses

Noninterest Expense

($ in millions)

Number of Employees

(Headcount)

$57.2

$57.8

$60.5

$67.6

$78.4

$5.9 $13.5 $59.0

$2.4

$13.2

$52.0

$12.3

$48.2

$8.7

$49.1

$11.3

$46.0

1,384

506

878

1,217

527

690

1,220

573

647

1,292

634

658

1,475

149 664 662

4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014

4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014

Base

1

Volume-Related

Acquisition/Non-core

Banc Home Loans

Bank / TPG / HoldCo

BPOP2

1: Includes mortgage-related commissions, bonus and loan-related expenses.

2: Includes acquired employees from BPOP, retail branches, business banking, commercial real estate, and operations, Banc Home Loans, CS Financial, RenovationReady, Portfolio and Warehouse Lending.

Capital Position

4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014

Banc of California, Inc.

Tangible common equity to tangible assets 5.7% 5.1% 7.3% 7.2% 6.2%

Tier 1 leverage ratio 8.0% 7.6% 9.9% 9.3% 8.6%

Tangible book value per share $ 10.06 $9.94 $11.45 $11.34 $10.54

Tangible book value per share, adjusted 1 $ 10.06 $9.94 $9.66 $9.89 $9.65

Banc of California, N.A.

Tier 1 leverage ratio 9.6% 9.4% 9.7% 9.8% 9.2%

Tier 1 risk based capital ratio 13.6% 13.5% 13.8% 14.8% 11.3%

Total risk based capital ratio 14.7% 14.5% 14.9% 15.8% 12.0%

1: Tangible equity per common share and shares issuable under purchase contracts. Represents the effect on TBV/share including conversion of TEUs to common shares; see appendix for additional details.

Strong Liquidity Position & Access to Diversified Funding Sources

Cash & Cash Equivalents $ 231 million

Securities (AFS) $ 346 million

Total Cash & Securities $ 577 million

FHLB Unused Capacity $ 501 million

FRB Discount Window Capacity $ 102 million

Fed Funds Lines Capacity $ 85 million

Repo Agreements $ 306 million

Total Borrowing Capacity $ 994 million

Total Cash, Securities & Borrowing Capacity $ 1.57 billion

Loans (excl. HFS) / Deposits 84.5%

Cash / Deposits 4.9%

All Balances December 31, 2014 Period-End.

Banc of California Investment Opportunity

Experienced Leadership Focused on Strategic Objectives

Strong Credit & Liquidity Profile

Diversified Financial Services Earnings Stream

Well Positioned in Strong Markets

Seasoned M&A Integrator

Appendix

Non-GAAP Financial Information

This presentation includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. These non-GAAP financial measures include tangible common equity and tangible assets. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided below. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided.

Tangible common equity is calculated by excluding preferred equity, goodwill, and other intangibles from shareholders’ equity, and tangible assets is calculated by excluding intangible assets from total assets. Banc of California believes that this is consistent with the treatment by the Bank’s regulatory agency, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of the Bank’s risk-based capital ratios.

The following tables reconcile tangible common equity, tangible assets, tangible book value per share, and adjusted tangible book value per share.

(dollars in thousands)

2014 YE

Total shareholders’ equity 503,589

Less: preferred stock (Series A, non-cum.) (31,934)

Less: preferred stock (Series B, non-cum.) (10,000)

Less: preferred stock (Series C, 8.0% non-cum.) (37,943)

Less: goodwill (31,591)

Less: other intangible assets (25,252)

Tangible common equity 366,869

Total assets 5,971,571

Less: goodwill (31,591)

Less: other intangible assets (25,252)

Tangible assets 5,914,728

Tangible common equity / tangible assets 6.2%

(dollars in thousands, except per share data)

2014 YE

Tangible common equity 366,869

Common shares outstanding 34,190,740

Class B non-voting non-convertible common stock outstanding 609,195

Total common stock outstanding 34,799,935

Tangible book value per share 10.54

Minimum shares issuable under purchase contracts for TEUs 3,215,538

Total common stock outstanding and shares issuable under

38,015,473

purchase contracts

Tangible book value per share, adjusted 9.65

Non-GAAP Financial Information (cont.)

This presentation includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. These non-GAAP financial measures include tangible common equity, tangible assets, and adjusted net income. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided below. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided.

Return on average tangible common equity is calculated by excluding average preferred equity, average goodwill, and average other intangibles, from average shareholders’ equity. Adjusted net income is equal to net income less preferred dividends, plus amortization of intangibles, net of tax, and impairment of intangible assets, net of tax. Banc of

California believes that this is consistent with the treatment by the Bank’s regulatory agency, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of the Bank’s risk-based capital ratios.

The following tables reconcile tangible common equity, adjusted net income, and return on tangible common equity.

(dollars in thousands)

2014 YE

Average total shareholders’ equity 413,454

Less: average preferred stock (79,877)

Less: average goodwill (32,326)

Less: average other intangible assets (11,739)

Average tangible common equity 289,512

Net income (loss) 30,318

Less: preferred stock dividends (3,640)

Add: amortization of intangible assets, net of tax 2,651

Add: impairment on intangible assets, net of tax 31

Adjusted net income (loss) 29,360

Return on average equity 7.33%

Return on average tangible common equity 10.14%

BANC OF CALIFORNIA